                                                                      EXHIBIT 12

                              WOOLWORTH CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 ($ in millions)




                                               39 weeks                                 Fiscal Years Ended
                                                 ended        ---------------------------------------------------------------------
                                                Oct. 26,      Jan. 27,       Jan. 28,         Jan. 29,       Jan. 30,       Jan. 25,
                                                  1996          1996          1995              1994           1993           1992
                                                --------      --------       --------         --------       --------       -------
EARNINGS
Net income (loss)                               $  69          $(164)          $  47           $(495)          $ 280          $ (53)

Income tax expense (benefit)                       46            (69)             49            (303)            157            (30)

Gross interest expense, excluding
  capitalized interest                             58            124             110              86              94             99

Portion of rents deemed representative
 of the interest factor (1/3)                      56            224             211             210             199            192
                                                -----          -----           -----           -----           -----          -----

                                                $ 229          $ 115           $ 417           $(502)          $ 730          $ 208
                                                =====          =====           =====           =====           =====          =====



FIXED CHARGES
Gross interest expense                          $  58          $ 124           $ 111           $  86           $  94          $  99

Portion of rents deemed representative
 of the interest factor (1/3)                      56            224             211             210             199            192
                                                -----          -----           -----           -----           -----          -----
                                                $ 114          $ 348           $ 322           $ 296           $ 293          $ 291
                                                =====          =====           =====           =====           =====          =====

RATIO OF EARNINGS TO FIXED
  CHARGES                                         2.0             .3             1.3            --               2.5             .7
                                                =====          =====           =====           =====           =====          =====



Earnings were not adequate to cover fixed charges by $233 million, $798 million and $83 million for the fiscal years ended January 27, 1996, January 29, 1994 and January 25, 1992, respectively.